                                                         Exhibit No. EX-99.h.4.k

                                 FEE WAIVER AND
                          EXPENSE ASSUMPTION AGREEMENT

     FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT, effective as of June 23, 2008, between DFA  Investment  Dimensions  Group  Inc.,  a Maryland  corporation  (the
"Fund"),  on  behalf  of DFA  International  Value  ex  Tobacco  Portfolio  (the
"Portfolio"),  and Dimensional Fund Advisors LP, a Delaware limited  partnership
("Dimensional").

     WHEREAS, Dimensional has entered into an Investment Advisory Agreement with the Fund, on behalf of the  Portfolio,  pursuant to which  Dimensional  provides investment  management services for the Portfolio,  and for which Dimensional is compensated based on the average net assets of such Portfolio; and

     WHEREAS,  the Fund and  Dimensional  have determined that it is appropriate and in the best  interests of the  Portfolio and its  shareholders  to limit the expenses of the Portfolio;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Fee Waiver and Expense  Assumption by Dimensional.  Dimensional agrees to waive  all or a portion  of its  management  fee and to assume  the expenses of the Portfolio  (including  the expenses that the Portfolio bears as a  shareholder  of other  funds  managed by the  Advisor  but excluding the expenses that the Portfolio  incurs  indirectly  through its  investment  in  unaffiliated  investment  companies)  ("Portfolio
          Expenses") to the extent necessary to limit the Portfolio  Expenses of the  Portfolio  to 0.60% of the  Portfolio's  average net assets on an annualized basis (the "Expense Limitation Amount").

     2.   Duty to Reimburse Dimensional. If, at any time, the Portfolio Expenses are less than  Portfolio's  Expense  Limitation  Amount,  the Fund, on
          behalf of the  Portfolio,  shall  reimburse  Dimensional  for any fees previously  waived and/or  expenses  previously  assumed to the extent that such  reimbursement  will not cause  the  Portfolio's  annualized
          Portfolio  Expenses  to  exceed  the  Portfolio's  Expense  Limitation
          Amount.  There shall be no  obligation  of the Fund,  on behalf of the
          Portfolio,  to  reimburse  Dimensional  for fees  waived  or  expenses previously assumed by Dimensional more than thirty-six months prior to the date of any such reimbursement.

     3.   Assignment.   No  assignment  of  this  Agreement  shall  be  made  by
          Dimensional without the prior consent of the Fund.

     4.   Duration and  Termination.  This  Agreement  shall  continue in effect until  April 1, 2009,  and shall  continue in effect from year to year thereafter,  unless  and until the Fund or  Dimensional  notifies  the other party to the Agreement, at least thirty days prior to the end of the one-year  period for the Portfolio,  of its intention to terminate the Agreement.  This Agreement shall automatically  terminate upon the termination of the Investment Advisory Agreement for the Portfolio.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first written above.

DIMENSIONAL FUND ADVISORS LP            DFA INVESTMENT DIMENSIONS GROUP INC.

By: DIMENSIONAL HOLDINGS INC.,
      General Partner

By:  ____________________________       By: ____________________________
Name:  _________________________        Name:  _________________________
Title: ____________________________     Title: ____________________________